Exhibit 10.1

AGREEMENT REGARDING
CANCELLATION OF EMPLOYMENT AGREEMENTS
AND RELEASE OF CLAIMS

This Agreement Regarding Cancellation of Employment Agreements and Release of Claims (this “Agreement and Release”), dated and effective as of March 5, 2019 (the “Effective Date”, by and among BankFinancial Corporation (the “Company”), BankFinancial, National Association, formerly known as BankFinancial, F.S.B. (the “Bank”) and James J. Brennan (“Executive”) has been entered into to resolve any and all claims between the parties relating to the cancellation of the Executive’s employment agreements.

WITNESSETH

Whereas, the Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated May 6, 2008, as most recently amended on June 18, 2018 (the “Bank Employment Agreement”); and

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated October 20, 2008, as most recently amended on June 18, 2018 (the “Company Employment Agreement,” and collectively with the Bank Employment Agreement, the “Employment Agreements”); and

WHEREAS, the Employment Agreements provide that Executive will be entitled to resign for “Good Reason” (as defined in the Employment Agreements) and receive a severance payment in the event the Bank Board and/or the Company Board decide not to, or fail to, elect or re-elect or appoint or reappoint Executive as General Counsel, Secretary and Executive Vice President of the Corporate Affairs Division of the Bank and the Company (the “Executive Positions”) or fail to extend the Employment Period (as defined in the Employment Agreements) for an additional year; and

WHEREAS, the Bank and the Company desire to undertake an internal reorganization and restructure certain corporate positions, including the cessation of Executive’s service as the Executive Vice President and General Counsel of the Bank and the Company, the transfer of the Executive to a different non-executive position or positions in the Bank and the Company from the Executive Positions he presently holds with a commensurate reduction of working hours, base salary and certain benefits, and to terminate his Employment Agreements without severing Executive’s employment in an “at-will” non-executive capacity; and

WHEREAS, the Bank and the Company realize that such corporate action would entitle Executive to resign and receive a payment of certain severance benefits and the Bank and the Company desire to retain Executive in the employ of the Bank and the Company and have offered to make the payments to Executive to which he would otherwise be entitled on a termination for Good Reason, provided Executive remains in the employ of the Bank and the Company for an indefinite period of time as an “at will” employee in a non-executive capacity and enters into a release of claims with respect to any further payments or benefits under the Employment Agreements and any amounts he may be due for incentive compensation and bonuses; and

WHEREAS, Executive has agreed to the terms and conditions of the offer and is willing to enter into this Agreement and Release regarding said payments and Executive’s release of claims under the Employment Agreements.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.    Acknowledgment of Payment, Release and Waiver.
(a)In consideration of the payment of Eight Hundred and Eighty Six Thousand Five Hundred and Seventy Eight Dollars and 00/100 ($886,578.00) less applicable withholding taxes (the “Payment”) on the Effective Date, Executive, the Bank and the Company hereby agree that the Employment Agreements shall terminate without any further action of the Bank, the Company or Executive. For the avoidance of doubt, effective as of the Effective Date, Executive shall no longer be entitled to any special benefits or perquisites to which he was entitled under the Employment Agreements, including but not limited to the payment or reimbursement of club dues, an automobile allowance or use of an automobile owned or leased by the Bank or the Company or such other benefits or perquisites set forth in the Employment Agreements that were specifically available to Executive under said Employment Agreements and not otherwise available to senior employees of the Bank and the Company.

(b)Executive shall cease to be the Executive Vice President and General Counsel of the Bank and the Company on the Effective Date, and he shall not be in charge of any business unit, division or function of the Bank or the Company. Following the Effective Date, Executive shall serve as an “at will” employee of the Bank and Company in a non-executive capacity. Executive shall continue to serve as secretary to the Bank and the Company at the will of their respective Boards, but his role as secretary will only be ministerial in nature and shall not involve any policy-making functions.

2.     Release and Waiver.

(a)Upon and as a condition of the receipt by Executive of the Payment, Executive, for himself and for his heirs, successors and assigns, hereby releases completely and forever discharges the Bank and the Company, their present and former shareholders, present and former officers, directors, and managers, present and former attorneys, consultants, present and former agents, and the predecessors, successors, and assigns of all or any of them (collectively, their “Affiliates”), from any obligation under the Employment Agreements and any amounts Executive may be due for incentive compensation and bonuses. For the avoidance of doubt, Executive hereby releases the Bank, the Company and their Affiliates from any and all claims, demands, causes of actions and liabilities arising out of the Employment Agreements and the termination thereof, including, but not limited to, claims, demands, causes of action and liabilities for wages, back pay, front pay, attorney's fees, other sums of money, insurance, benefits, or contracts; and all claims, demands, causes of actions and liabilities arising out of or under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof relating to the termination of the Employment Agreements, whether now existed or hereinafter enacted or adopted, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and no further payments, benefits or rights shall be due Executive under said Employment Agreements.
(b)This Agreement and Release shall not affect Executive's rights or benefits as an employee “at will”: (i) to the payment of base salary determined by the Bank in its sole discretion; (ii) to receive those benefits, including incentive compensation, available to employees of the Bank and the Company on the same payment terms and conditions regarding eligibility and vesting as are available to other similarly situated employees; (iii) in any equity compensation which has previously been granted to him, or (iv) the Bank’s 401(k) Plan in which he currently participates, subject to the terms and conditions of said plan. Notwithstanding anything to the contrary set forth herein, this Agreement and Release shall not terminate Executive’s right to indemnification, advancement and insurance to the extent set forth in Section 19(a) of the Employment Agreements and under applicable law, or the obligations of Executive under Section 8 of the Employment Agreements that by their terms survive the termination of the Employment Agreements.

3.    General Provisions.

(a)    Heirs, Successors and Assigns. The terms of this Agreement and Release shall be binding upon the parties hereto and each of their respective heirs, successors and assigns.

    (b)    Final Agreement. This Agreement and Release represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement and Release may be changed, modified or discharged only by an instrument in writing signed by the parties hereto.

(c)     Governing Law. This Agreement and Release shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Illinois, without reference to its principles of conflicts of law.

(d)    Counterparts. This Agreement and Release may be executed in one or more counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

(e)    Severability. Any term or provision of this Agreement and Release which is held to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement and Release.

(f)    Binding Agreement. Executive acknowledges that by his free and voluntary act of signing below, Executive agrees to all the terms of this Agreement and Release and intends to be legally bound thereby.

(g)     Arbitration. All claims, cases or controversies arising out of or in connection with either this Agreement and Release, Executive’s employment with the Bank or the termination or cessation of such employment (collectively, “Employment Claims”), whether asserted against the Bank, an Affiliate (as defined below), and/or an officer, director or employee of the Bank or an Affiliate, and whether based on this Agreement or existing or subsequently enacted or adopted statutory or common law doctrines, shall be finally settled by arbitration conducted by JAMS or a successor entity (“JAMS”) in Chicago, Illinois, in accordance with the then applicable Employment Arbitration Rules and Procedures of JAMS, or in the event JAMS or a successor in interest of JAMS no longer provides arbitration services, by the American Arbitration Association or a successor entity (the “AAA”) in accordance with its then applicable National Rules for the Resolution of Employment Disputes. The costs and fees imposed by JAMS or the AAA for conducting such arbitration shall be borne equally by Executive and the Bank unless the arbitrator determines otherwise. The award rendered by the arbitrator(s) shall be final and binding upon Executive, the Bank and any other parties to such proceeding, and may be entered and enforced as a judgment in any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement and Release.

[Signatures appear on next page]

EXECUTIVE		DATE

/s/ James J. Brennan		March 5, 2019
James J. Brennan

BANKFINANCIAL, F.S.B.		DATE

By:	/s/ F. Morgan Gasior	March 5, 2019
Name:	F. Morgan Gasior
Chief Executive Officer

BANKFINANCIAL CORPORATION		DATE

By:	/s/ F. Morgan Gasior	March 5, 2019
Name:	F. Morgan Gasior
Chief Executive Officer